Exhibit 10.15

Antigenics Consent Agreement

Dated as of February 28, 2007

GENERAL ELECTRIC CAPITAL CORPORATION

83 Wooster Heights Road

Fifth Floor

Danbury, CT 06810

Re:	(a) Sublease Agreement dated July 16, 2002, by and between Antigenics, Inc., a Massachusetts corporation, as sublandlord (“Sublandlord”), and GTC Biotherapeutics, Inc., a Massachusetts corporation, as subtenant (“Tenant”), as amended by First Amendment to Sublease dated March 16, 2004 (as so amended and as affected by that that certain Consent to Sublease dated as of July 18, 2002, among Sublandlord, Tenant and NDNE 9/90 Corporate Center LLC, the “Sublease”), pertaining to certain premises located at 175 Crossing Boulevard, Framingham, Massachusetts (the “Premises”); and

(b) Antigenics Leasehold Lease dated July 19, 2002, by and between Sublandlord and Tenant, as amended by First Amendment to Leasehold Lease dated as of March 16, 2004 (as so amended, the “Leasehold Lease”, and, together with the Sublease, the “Leases”).

Ladies and Gentlemen:

The Tenant has informed the Sublandlord that General Electric Capital Corporation (the “Financier”), has extended a lease, loan and/or other credit facilities (as the same may be hereafter amended, modified or replaced, collectively, the “Financing”) to the Tenant, and that the Tenant has agreed to obtain this Antigenics Consent Agreement from the Sublandlord. The Sublandlord understands that in connection with the Financing, the Tenant and the Financier have entered into a lease, security agreement and/or similar agreements (the “Financing Agreements”) whereby, among other things, the Tenant has granted to the Financier a security interest in all of the Tenant’s tangible and intangible personal property other than the Tenant’s intellectual property (the “Collateral”), and the Financier shall have ownership of, a first lien on or other paramount rights to the equipment and other property described in the Financing Agreements (together with the Collateral, the “Personal Property”), subject only to the Tenant’s rights therein as provided in the Financing Agreements. The Personal Property, as defined herein, shall not include, without limitation, any security deposit delivered to the Sublandlord as security for the Tenant’s obligations under the Leases, any fixtures or equipment owned by the Landlord or the Sublandlord which constitutes a part of the Property or any Property systems such as heating, ventilation, air-conditioning, plumbing, mechanical, electrical, or other equipment that is so affixed or related to the real estate that it constitutes real property.

Sublandlord hereby certifies and confirms to and agrees with the Financier and the Tenant as follows:

1. The Sublandlord hereby consents to the Tenant’s grant to the Financier of a security interest in the Personal Property, to the extent that the interest of the Financier in the Personal Property constitutes a security interest under applicable law, and subordinates to the Financier any and all liens and all rights which the Sublandlord now has or may hereafter acquire in the Personal Property related to the Financing, whether by contract or otherwise, and agrees that the Personal Property is and shall remain personal property of the Tenant or the Financier, as applicable, at all times while the Financing remains outstanding.

2. Subject to the rights of Tenant, the Sublandlord at all times during the term of the Leases consents to the entry by Financier and its agents and representatives onto the Premises to inspect, remove or dispose of the Personal Property, provided, that, during such period of entry, Financier shall pay to Sublandlord any basic rent and additional rent due under the Sublease pro-rated on a per diem basis determined on a 30-day month if Tenant is in default of its obligations to pay such amounts to Sublandlord, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required by the Sublease if Tenant is in default of its obligations under the Sublease to provide any of such items, and such amounts paid by Financier to Sublandlord shall exclude any rent adjustments, indemnity payments or similar amounts for which the Tenant remains liable under the Leases for default, holdover status or other similar charges. In no event, however, shall the Financier (or any of its agents, contractors or employees) conduct a public or private sale of such Personal Property on the Premises, provided that nothing set forth herein shall restrict prospective buyers accompanying a representative of Financier to the Premises to appraise the Personal Property for potential purchase on the condition that not more than one prospective buyer accompany the Financier at any one time. In the event the Sublease shall be terminated for the Tenant’s default or otherwise, Sublandlord shall, either before or after such termination, give the Financier notice of such termination, and the Financier or its representatives shall have the right to enter onto the Premises for the purposes provided in the first sentence of this paragraph 2 for a period not exceeding twenty (20) days after receipt of such notice, provided the Financier and its agents and representatives are insured, and provided that for the period that the Financier occupies the Premises, the Financier shall shall pay to Sublandlord any basic rent and additional rent due under the Sublease pro-rated on a per diem basis determined on a 30-day month if Tenant is in default of its obligations to pay such amounts to Sublandlord, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required by the Sublease if Tenant is in default of its obligations under the Sublease to provide any of such items, and such amounts paid by Financier to Sublandlord shall exclude any rent adjustments, indemnity payments or similar amounts for which the Tenant remains liable under the Leases for default, holdover status or other similar charges. The Financier hereby agrees that in the event that any of the Personal Property remains in the Premises after the termination of the Sublease, subject to Financier’s rights herein to enter the Premises as aforesaid, at the Sublandlord’s option, the Personal Property may thereafter be removed and retained or disposed of by the Sublandlord subject to the Financier’s lien.

3. In the event that the Financier shall enter or remove any or all of the Personal Property from the Premises, the Financier shall repair any damage to the Premises resulting from Financier’s entry onto the Premises or removal of the Personal Property. The Financier shall indemnify and hold harmless Sublandlord from and against all loss, cost, liability and expense, including reasonable attorneys’ fees, resulting from actions of the Financier or its representatives in connection with its or their entry onto the Premises or the Financier’s removal of the Personal Property therefrom. Nothing set forth herein shall require the Financier to indemnify or hold Sublandlord harmless for any loss, cost, liability or expense arising out of or resulting from the Sublandlord’s intentional misconduct or gross negligence. Any authorized entry by the Financier will be conducted in a manner that will not unreasonably disrupt the activities of any of the tenants or occupants of the Property of which the Premises is a part.

4. No action by Financier pursuant to this Antigenics Consent Agreement shall be deemed to be an assumption by Financier of any obligation under the Leases, and, except as expresssly provided in this Antigenics Consent Agreement, Financier shall not have any obligation to Sublandlord.

5. Tenant consents to all of the terms and conditions of this Antigenics Consent Agreement.

6. The Sublandlord has not assigned, transferred or hypothecated its interest under the Leases such that Sublandlord would not have the full right, power and authority to execute and deliver the within consent.

7. This Antigenics Consent Agreement shall be governed and controlled by and interpreted under the laws of the Commonwealth of Massachusetts and shall inure to the benefit of and be binding upon the successors, heirs and assigns of the Sublandlord, the Tenant and the Financier.

8. Whenever, by the terms of this Agreement, notices are to be given to any party, such notices shall be in writing and shall be sent by registered or certified mail, postage pre-paid, return receipt requested, or by a recognized overnight delivery service such as Federal Express. Any such notice shall be effective upon delivery, attempted delivery or refusal whichever shall first occur.

9. Nothing contained herein shall modify, amend or release any of the obligations of the Tenant under the Leases, and the Tenant shall remain fully and completely liable and obligated with respect thereto.

10. This Agreement may be executed in any number of counterparts, each of which shall constitute an original for all purposes.

GTC BIOTHERAPEUTICS, INC., a Massachusetts corporation

By:	/s/ John B. Green, Jr.
Name: John B. Green, Jr.
Title: Senior Vice President, Chief Financial Officer and Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Danijela Gjenero
Name: DANIJELA GJENERO
Title: DULY AUTHORIZED SIGNATORY

ANTIGENICS, INC.

By:	/s/ John Cerio
Name: John Cerio
Title: Vice President

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